UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 24, 2007
(Date of earliest event reported)

VoIP, Inc.
(Exact name of Company as specified in its charter)

Texas	000-28985	75-2785941
(State or Other Jurisdiction)	(Commission File Number)	(I.R.S. Employer Identification)
of Incorporation)

 151 So. Wymore Rd., Suite 3000, Altamonte Springs, Florida 32714

  (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (407) 389-3232

N/A

 (Former name or former address, if changed since last report)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 24, 2007, VoIP, Inc. (the “Company”) entered into an Advisory Services Agreement (the “Agreement”) with Piter Korompis, an individual (the “Consultant”), to provide the Company with, among other things, advice regarding strategic planning, organizational and corporate structure, and overall business analysis. In connection with the Agreement, the Consultant is to receive the following consideration:

1.	A cash fee equal to $490,000 paid by September 29, 2007;
2.	An option to purchase 500,000 of the Company’s common shares at $1.20 per share, exercisable through September 24, 2008, such option to be issued under the Company’s 2006 Equity Incentive Plan; and
3.	An option to purchase 200,000 of the Company’s common shares at $1.20 per share, exercisable through September 24, 2008, such option to be issued under the Company’s 2004 Stock Option Plan.

The shares of stock underlying the 2006 Equity Incentive Plan were registered under the Company’s S-8 Registration Statement filed May 11, 2007, and the shares of stock underlying the 2004 Stock Option Plan were registered under the Company’s S-8 Registration Statement filed January 26, 2005.

On September 24, 2007, the Consultant exercised his above-referenced options and offset his related $840,000 payment against his $490,000 fee, with the Company receiving net proceeds of $350,000.

We claim an exemption from the registration requirements of the Act for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investor is an accredited investor and/or qualified institutional buyer, the investor had access to information about us and his investment, the investor took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above.

Item 3.02 Unregistered Sales of Equity Securities

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1 - Advisory Services Agreement between VoIP, Inc. and Piter Korompis dated September 24, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 5, 2007
VoIP, Inc. (Registrant)

	By:	/s/ Robert Staats
Robert Staats
Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number

10.1 - Advisory Services Agreement between VoIP, Inc. and Piter Korompis dated September 24, 2007